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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                   024061 10 3
                                 (CUSIP NUMBER)

                                December 8, 2003
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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----------------------------                          --------------------------
CUSIP NO. 024061 10 3                 13G                    PAGE 2 OF 13 PAGES
----------------------------                          --------------------------

--------- ----------------------------------------------------------------------
1. Name of Reporting Person: Blackstone Capital Partners II Merchant Banking Fund L.P.
          I.R.S. Identification Nos. of above persons (entities only):

--------- ----------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group               (a) [ ]
                                                                         (b) [X]


--------- ----------------------------------------------------------------------
3.        SEC Use Only


--------- ----------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Delaware


--------------------------- ------ ---------------------------------------------
                            5.     Sole Voting Power:  0


          NUMBER OF         ------ ---------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ------ ---------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  0
        PERSON WITH

                            ------ ---------------------------------------------
                            8.     Shared Dispositive Power:  0


--------------------------- ------ ---------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          0

--------- ----------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]

--------- ----------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  0%


--------- ----------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN


--------- ----------------------------------------------------------------------

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----------------------------                          --------------------------
CUSIP NO. 024061 10 3                 13G                    PAGE 3 OF 13 PAGES
----------------------------                          --------------------------

--------- ----------------------------------------------------------------------
1.        Name of Reporting Person: Blackstone Offshore Capital Partners II L.P.
          I.R.S. Identification Nos. of above persons (entities only):

--------- ----------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group               (a) [ ]
                                                                         (b) [X]

--------- ----------------------------------------------------------------------
3.        SEC Use Only


--------- ----------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands


--------------------------- ------ ---------------------------------------------
                            5.     Sole Voting Power:  0


          NUMBER OF         ------ ---------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ------ ---------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  0
        PERSON WITH

                            ------ ---------------------------------------------
                            8.     Shared Dispositive Power:  0


--------- ----------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          0

--------- ----------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                [ ]

--------- ----------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  0%


--------- ----------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN


--------- ----------------------------------------------------------------------

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----------------------------                          --------------------------
CUSIP NO. 024061 10 3                 13G                    PAGE 4 OF 13 PAGES
----------------------------                          --------------------------

--------- ----------------------------------------------------------------------
1.        Name of Reporting Person:  Blackstone Management Associates II L.L.C.
          I.R.S. Identification Nos. of above persons (entities only):
--------- ----------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group               (a) [ ]
                                                                         (b) [X]

--------- ----------------------------------------------------------------------
3.        SEC Use Only


--------- ----------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Delaware


--------------------------- ------ ---------------------------------------------
                            5.     Sole Voting Power:  0


          NUMBER OF         ------ ---------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ------ ---------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  0
        PERSON WITH

                            ------ ---------------------------------------------
                            8.     Shared Dispositive Power:  0


--------- ----------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          0


--------- ----------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]


--------- ----------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  0%


--------- ----------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  OO


--------- ----------------------------------------------------------------------

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----------------------------                          --------------------------
CUSIP NO. 704549 10 4                 13G                    PAGE 5 OF 13 PAGES
----------------------------                          --------------------------


--------- ----------------------------------------------------------------------
1.        Name of Reporting Person:  Peter G. Peterson
          I.R.S. Identification Nos. of above persons (entities only):


--------- ----------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                        (b) [X]


--------- ----------------------------------------------------------------------
3.        SEC Use Only


--------- ----------------------------------------------------------------------
4.        Citizenship or Place of Organization:  United States


--------------------------- ------ ---------------------------------------------
                            5.     Sole Voting Power:  0


          NUMBER OF         ------ ---------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ------ ---------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  0
        PERSON WITH

                            ------ ---------------------------------------------
                            8.     Shared Dispositive Power:


--------- ----------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          0

--------- ----------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]

--------- ----------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  0%


--------- ----------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  IN


--------- ---------------------------------------------------------------------

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----------------------------                          --------------------------
CUSIP NO. 704549 10 4                 13G                    PAGE 6 OF 13 PAGES
----------------------------                          --------------------------


--------- ----------------------------------------------------------------------
1.        Name of Reporting Person:  Stephen A. Schwarzman
          I.R.S. Identification Nos. of above persons (entities only):


--------- ----------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group               (a) [ ]
                                                                         (b) [X]


--------- ----------------------------------------------------------------------
3.        SEC Use Only


--------- ----------------------------------------------------------------------
4.        Citizenship or Place of Organization:  United States


--------------------------- ------ ---------------------------------------------
                            5.     Sole Voting Power:  0


          NUMBER OF         ------ ---------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ------ ---------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  0
        PERSON WITH

                            ------ ---------------------------------------------
                            8.     Shared Dispositive Power:  0


--------- ----------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          0

--------- ----------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]

--------- ----------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  0%


--------- ----------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  IN


--------- ----------------------------------------------------------------------

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ITEM 1(a). NAME OF ISSUER:

American Axle & Manufacturing Holdings, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

1840 Holbrook Avenue, Detroit, Michigan 48212

ITEM 2(a). NAME OF PERSON FILING:

Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., Blackstone Management Associates II L.L.C. , Peter G. Peterson , Stephen A. Schwarzman

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

c/o Blackstone Management Associates II L.L.C. 345 Park Avenue, New York, New York 10154

ITEM 2(c). CITIZENSHIP:

Blackstone Capital Partners II Merchant Banking Fund L.P. - Delaware Blackstone Offshore Capital Partners II L.P. - Cayman Islands
Blackstone Management Associates II L.L.C. - Delaware
Peter G. Peterson - United States
Stephen A. Schwarzman - United States

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

Common Stock, par value $.01 per share

ITEM 2(e). CUSIP NUMBER:

024061 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [ ] Bank as defined in section 3(a)(6) of the Exchange Act.

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

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ITEM 4. OWNERSHIP.

Not applicable.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATIONS.

Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         BLACKSTONE CAPITAL PARTNERS II
                           MERCHANT BANKING FUND L.P.

                     By: Blackstone Management Associates II
                             L.L.C., general partner





                       By: /s/ Robert L. Friedman
                          -------------------------------
                               Name: Robert L. Friedman
                               Title: Member





Dated: December 10, 2003

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           BLACKSTONE OFFSHORE CAPITAL
                                PARTNERS II L.P.

                     By: Blackstone Management Associates II
                       L.L.C., investment general partner





                       By: /s/ Robert L. Friedman
                           --------------------------------
                               Name: Robert L. Friedman
                               Title: Member





Dated: December 10, 2003

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                       BLACKSTONE MANAGEMENT ASSOCIATES II
                                     L.L.C.





                       By: /s/ Robert L. Friedman
                           -------------------------------
                               Name: Robert L. Friedman
                               Title: Member





Dated: December 10, 2003

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                           /s/ Peter G. Peterson
                           -----------------------------
                           PETER G. PETERSON





Dated: December 10, 2003

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                           /s/ Stephen A. Schwarzman
                           -------------------------------
                           STEPHEN A. SCHWARZMAN





Dated: December 10, 2003